UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant       ☒          Filed by a Party other than the Registrant       ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

XAI Floating Rate & Alternative Income Trust
(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Bloomberg Highlights XFLT’s Significant Underperformance and the Board’s Decision to Transition Portfolio Management

Bloomberg reported on the public dispute surrounding XAI Floating Rate & Alternative Income Trust (XFLT), noting that the fund has experienced significant shareholder losses, including an approximately 50% share price decline over the past two years, an 18% total return loss this year, and more than a 50% decline in NAV per share since inception.

The article highlighted XA Investments’ position that the Board’s decision to appoint a new portfolio manager was driven by performance concerns. XA’s shareholder materials cited persistent underperformance relative to XFLT’s benchmark, with the fund lagging by an average of 1.91 percentage points annually since 2017, while the fund’s shares continue to trade at a substantial discount to NAV.

“You simply can’t have a listed closed-end fund suffer that kind of NAV erosion,” XA President Kim Flynn told Bloomberg. The article also noted XA’s view that shareholders are being asked to vote on the appointment of the Board-approved replacement manager, Rockford Tower Asset Management, following the Board’s decision to make a change in portfolio management.

To read the full article: Click Here

To learn more about why the XFLT Board has proposed the King Street Sub-Adviser to be the Fund’s qualified sub-adviser: Click Here (https://xainvestments.com/xflt-proxy/)

CLO Fund’s 50% Tumble Fuels Power Struggle That Spills Into Open

By Scott Carpenter

July 13, 2026

A fight over who gets to run a $580 million credit fund has erupted into an unusually public Wall Street brawl, pitting claims of poor performance against accusations of a cash grab ahead of a proxy vote later this month.

Octagon Credit Investors is sending letters to shareholders urging them to resist efforts to have it removed as the day-to-day manager for the XAI Floating Rate & Alternative Income Trust, a closed-end fund that offers public-market investors a way to make leveraged bets on CLOs and risky loans.

Octagon says XA Investments, the vehicle’s primary adviser, is pushing the change to keep more of the fund’s fees for itself, swapping out a seasoned CLO manager for an untested upstart.

“This would be a grave mistake and harmful to shareholders,” according to the letter.

XA says the decision was driven solely by Octagon’s poor performance, and called the firm’s reaction “a very emotional response” to what should have been a routine manager change. The fund has lost 18% this year when accounting for dividends, after slumping 15% last year, while its share price is down almost 50% over the past two years and trades at a 21% discount to its net asset value, according to data compiled by Bloomberg.

In a recent shareholder presentation, XA pressed the case further, noting the fund has underperformed its benchmark by 1.91 percentage points a year on average since its 2017 inception, while NAV per share has fallen by more than half over the span.

“You simply can’t have a listed closed-end fund suffer that kind of NAV erosion,” said Kim Flynn, president of XA. “They’re trying to throw sand in the gears of what should be a useful and orderly process.”

Octagon, which oversees more than $30 billion in assets, doesn’t deny the rough patch. But it argues in the letter that XA is using the wrong yardstick. Against a select peer group of CLO funds and other high-yielding credit vehicles, Octagon says XFLT has actually come out ahead.

What’s more, it’s offering to reduce the fund’s management fee by 0.4 percentage point, part of a broader plan put to shareholders that also includes replacing XA as the primary adviser and exploring open market share repurchases and tender offers to reduce the trading price discount.

“Octagon is acting to protect XFLT shareholders from a proposal that risks the fund’s performance for the benefit of XAI,” Octagon Chief Executive Officer Gretchen Lam said via email.

Funds that invest in collateralized loan obligations — bundles of leveraged loans carved into slices of varying risk and return — have been in a years-long decline as a slowdown in corporate mergers has limited the supply of new debt, causing yields to narrow and cutting into profits for CLO equity investors. The selloff in software loans earlier this year exacerbated that decline and prompted a number of the funds to slash their dividends, some by more than half.

Roughly 36% of XFLT’s assets sit in CLO equity, the first-loss layer of the securitization, with the remainder in loans and CLO debt.

XA says investors aren’t being asked whether Octagon should stay — the fund’s board has already signed off on its removal. The July 30 vote is over the proposed replacement, Rockford Tower Asset Management, a newly formed unit of King Street Capital Management. Octagon says that still makes the vote decisive, and the last real chance for shareholders to stop the change.

— With assistance from Rachel Graf